April 24, 2012	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of
$0.54 Per Diluted Common Share

Financial Results for the Quarter Ended March 31, 2012:

•
Capital:  The capital position of the Company continues to be strong after the recent FDIC-assisted acquisition, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of March 31, 2012, the Company’s Tier 1 leverage ratio was 8.87%, Tier 1 risk-based capital ratio was 14.99%, and total risk-based capital ratio was 16.24%.

•
Total Loans:  Total gross loans, including FDIC-covered loans, decreased $4.8 million mainly due to $43 million of reductions in FDIC-covered loan portfolios. Excluding covered loans and mortgage loans held for sale, total loans increased $38 million from December 31, 2011 to March 31, 2012, primarily in the areas of multi-family residential mortgage loans and commercial real estate loans.

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $131.0 million at March 31, 2012, up $2.3 million from December 31, 2011.  Non-performing assets, excluding FDIC-covered non-performing assets, at March 31, 2012, were $69.9 million, a decrease of $4.5 million from $74.4 million at December 31, 2011.  Non-performing assets were 1.81% of total assets at March 31, 2012, compared to 1.96% at December 31, 2011. Compared to December 31, 2011, non-performing loans decreased $3.1 million to $24.4 million and foreclosed assets decreased $1.4 million to $45.5 million.  Potential problem loans, excluding FDIC-covered loans, were $61.2 million at March 31, 2012, an increase of $6.7 million from December 31, 2011. The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by FDIC loss sharing agreements, was 2.30% at March 31, 2012.

•
Net Interest Income: Net interest income for the first quarter of 2012 decreased $2.6 million to $36.8 million compared to $39.4 million for the first quarter of 2011. Net interest margin was 4.29% for the quarter ended March 31, 2012, compared to 5.05% for the first quarter in 2011. The net interest margin for the first quarter of 2012 also decreased 81 basis points from the quarter ended December 31, 2011.  These decreases were primarily the result of less additional yield accretion due to improvements in expected cash flows in the first quarter of 2012 when compared to the first quarter of 2011 and the quarter ended December 31, 2011. Net interest income was also impacted by lower average yields on loans and investments. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 72 basis points for the quarter ended March 31, 2012, 162 basis points for the quarter ended March 31, 2011, and 135 basis points for the quarter ended December 31, 2011.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended March 31, 2012, were $0.54 per diluted common share ($7.4 million available to common shareholders) compared to $0.36 per diluted common share ($5.0 million available to common shareholders) for the quarter ended March 31, 2011.

For the quarter ended March 31, 2012, annualized return on average equity was 10.96%; annualized return on average assets was 0.78%; and net interest margin was 4.29% compared to 9.37%, 0.68% and 5.05%, respectively, for the quarter ended March 31, 2011.

President and CEO Joseph W. Turner commented on the Company’s results, “Our overall results for the first quarter were solid. Since the end of 2011, total deposits increased by approximately $114 million as we continued to attract new checking deposit customers throughout the Company’s footprint and saw a continued favorable shift in our deposit mix to lower-cost transaction accounts. Lending activity and loan demand increased modestly during the quarter. Total gross loans, including FDIC-covered loans, decreased approximately $5 million mainly due to $43 million of reductions in FDIC-covered loan portfolios. Excluding covered loans and mortgage loans held for sale, total loans increased $38 million, primarily in the areas of multi-family residential mortgage loans and commercial real estate loans.

“The resolution of nonperforming assets continues to be a priority. Overall, nonperforming assets have decreased slightly from the end of 2011. As we have stated in previous reports, we are working diligently to decrease our levels of classified and non-performing assets; however, we do expect non-performing assets, loan loss provisions and net charge-offs to continue to remain at somewhat elevated levels and to potentially fluctuate from period to period.”

Turner added, “As noted in our income discussions, net interest income and non-interest income were impacted in the first quarter results due to our review and on-going evaluation of the FDIC-covered loans acquired in 2009. We determined that our expected cash flows on these portfolios were better than previously anticipated, which resulted in additional interest income being accreted on these loan portfolios. Excluding the impact of the additional yield accretion of the discount on acquired loan pools, net interest margin increased 14 basis points for the quarter ending March 31, 2012, when compared to the year-ago quarter and decreased 18 basis points when compared to the quarter ended December 31, 2011, primarily due to a change in the deposit mix and generally lower funding costs over the last year, partially offset by a lower average yield on the loan and investment portfolios.

 “Our capital and earnings remain in positions of strength. We will maintain our focus in 2012 on key priorities: serving and meeting the needs of our customers, integrating the Sun Security Bank acquisition, reviewing other acquisition opportunities as they might arise, resolving problem assets, managing net interest margin and driving operational efficiencies where possible.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended March 31,
	2012	2011
Net interest income	$36,773	$39,361
Provision for loan losses	10,077	8,200
Non-interest income	8,465	(1,772)
Non-interest expense	26,809	21,609
Provision for income taxes	855	1,887
Net income	$7,497	$5,893

Net income available to common shareholders	$7,353	$5,048
Earnings per diluted common share	$0.54	$0.36

NET INTEREST INCOME

Net interest income for the first quarter of 2012 decreased $2.6 million to $36.8 million compared to $39.4 million for the first quarter of 2011. Net interest margin was 4.29% in the first quarter of 2012, compared to 5.05% in the same period of 2011, a decrease of 76 basis points. The average interest rate spread was 4.16% for the quarter ended March 31, 2012, compared to 4.95% for the quarter ended March 31, 2011, a decrease of 79 basis points. The average interest rate spread decreased 84 basis points compared to the average interest rate spread of 5.00% in the quarter ended December 31, 2011.

The Company’s net interest margin was significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. For the loan pools acquired in 2011 from Sun Security Bank, the Company’s estimates of the cash flows expected to be collected did not materially change.  For the loan pools acquired in 2009, this cash flows estimate has increased each quarter, beginning with the third quarter of 2010, based on payment histories and reduced loss expectations of the loan pools.  This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the third quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended
	March 31, 2012		March 31, 2011
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$6,163	72 bps	$12,667	162 bps
Non-interest income	(4,531)		(11,262)
Net impact to pre-tax income	$1,632		$1,405

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $13.2 million and the remaining adjustment to the indemnification assets that will affect non-interest income (expense) is $(11.1) million.  Of the remaining adjustments, we expect to recognize $7.9 million of interest income and $(6.7) million of non-interest income (expense) in the remainder of 2012.  Additional adjustments may be recorded in future periods both from the 2009 acquisitions and from the 2011 acquisition, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin increased 14 basis points when compared to the year-ago quarter, primarily due to a change in the deposit mix over the last year and generally lower funding costs, primarily on certificates of deposit.  During 2011 and the first quarter of 2012, lower-rate transaction deposits increased as customers added to existing accounts or new customer accounts were opened, while higher-rate brokered deposits decreased and retail time deposits renewed at lower rates of interest.  While retail certificates of deposit increased over the year-ago quarter because of the deposits assumed in the Sun Security Bank FDIC-assisted acquisition, those assumed were at relatively low market rates.  Partially offsetting the positive effects of the lower deposit costs were decreases in the yield on loans and investments, excluding the yield accretion income discussed above, when compared to the year-ago quarter.  In many cases, new loans originated are at rates which are lower than the rates on existing loans and loans being paid down or paid off.  Net interest margin decreased 18 basis points when compared to the three months ended December 31, 2011, mainly due to decreases in the yield on loans and investments.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2012, non-interest income increased $10.2 million to $8.5 million when compared to the quarter ended March 31, 2011, primarily as a result of the following items:

•
Amortization of indemnification asset:  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank and Vantus Bank FDIC-covered loan portfolios, $4.5 million of amortization (expense) was recorded in the quarter ended March 31, 2012 relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.  This amortization (expense) amount was down $6.8 million from the $11.3 million that was recorded in the quarter ended March 31, 2011 relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  In addition, the Bank had additional income from the accretion of the discount on the indemnification asset related to the FDIC-assisted acquisition involving Sun Security Bank, which was completed in October 2011.

•	Tax Credits: The Bank sold or utilized several state tax credits during the period ended March 31, 2012, that resulted in a gain of $885,000.
•
Interest Rate Swap fees:  The Bank recorded $300,000 in fees for interest rate swap agreements entered into during the period.  The Bank entered into these interest rate swaps with customers and third parties on certain loans originated during the first quarter of 2012 to effectively convert fixed rate loans into variable rate instruments.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2012, non-interest expense increased $5.2 million to $26.8 million, when compared to the quarter ended March 31, 2011.  The increase was primarily due to the following items:

•
Sun Security Bank FDIC-assisted acquisition:  Non-interest expense increased $2.2 million for the quarter ended March 31, 2012 when compared to the quarter ended March 31, 2011, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former Sun Security Bank on October 7, 2011.  Of this amount, $497,000 related to non-recurring acquisition-related expenses, primarily related to salaries and benefits ($127,000) and occupancy and equipment expenses ($215,000).

•
New banking centers:  Continued internal growth of the Company since the quarter ended March 31, 2011 caused an increase in non-interest expense during the quarter ended March 31, 2012.  The Company opened three retail banking centers in the St. Louis, Mo. market area, one in Clayton, Mo. in May 2011, one in O’Fallon, Mo. in February 2012 and one in Afton, Mo. in December 2011.  The operation of these three new locations increased non-interest expense for the quarter ended March 31, 2012 by $287,000 over the same period in 2011.  For additional information on the Company’s growth, see the “Business Initiatives” section of this release.

•
Amortization of tax credits:  The Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over ten-year and seven-year periods, respectively.  During the quarter ended March 31, 2012, tax credits used to reduce the Company’s tax expense totaled $1.6 million, up $1.2 million from $412,000 for the quarter ended March 31, 2011.  These tax credits resulted in corresponding amortization expense of $1.2 million during the quarter ended March 31, 2012, up $800,000 from $352,000 for the quarter ended March 31, 2011. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

The Company’s efficiency ratio for the quarter ended March 31, 2012, was 59.26% compared to 57.49% for the same quarter in 2011. The increase in the ratio from the prior to current period was primarily due to the increases in non-interest expense described above.  The Company’s ratio of non-interest expense to average assets increased from 2.48% for the three months ended March 31, 2011, to 2.79% for the three months ended March 31, 2012.  The increase in the current period ratio was due to higher expenses in the 2012 period, as described above.  Average assets for the quarter ended March 31, 2012 increased $362.0 million, or 10.4%, from the quarter ended March 31, 2011.

INCOME TAXES

For the quarter ended March 31, 2012, the Company’s effective tax rate was 10.2%, due primarily to the effects of the tax credits discussed above and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate. For the quarter ended March 31, 2011, the Company’s effective tax rate was 24.3%. In future periods, the Company expects its effective tax rate will be approximately 12%-18% if it continues to maintain or increase its use of investment tax credits.  The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans.

CAPITAL

As of March 31, 2012, total stockholders’ equity was $331.6 million (8.6% of total assets). As of March 31, 2012, common stockholders’ equity was $273.7 million (7.1% of total assets), equivalent to a book value of $20.27 per common share.  Total stockholders’ equity at December 31, 2011, was $324.6 million (8.6% of total assets). As of December 31, 2011, common stockholders’ equity was $266.6 million (7.0% of total assets), equivalent to a book value of $19.78 per common share.

At March 31, 2012, the Company’s tangible common equity to total assets ratio was 6.9%, compared to 6.9% at December 31, 2011. The tangible common equity to total risk-weighted assets ratio was 11.7% at March 31, 2012, compared to 11.5% at December 31, 2011.

As of March 31, 2012, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of March 31, 2012, the Company’s Tier 1 leverage ratio was 8.87%, Tier 1 risk-based capital ratio was 14.99%, and total risk-based capital ratio was 16.24%. On March 31, 2012, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 8.33%, Tier 1 risk-based capital ratio was 14.20%, and total risk-based capital ratio was 15.46%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the first quarter of 2012 was 1.0% and the Company currently expects the dividend rate for the second quarter of 2012 to be approximately 1.0%.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses for the quarter ended March 31, 2012, increased $1.9 million to $10.1 million when compared with the quarter ended March 31, 2011.  At March 31, 2012, the allowance for loan losses was $41.5 million, an increase of $300,000 from December 31, 2011.  Net charge-offs were $9.8 million and $7.9 million for the quarters ended March 31, 2012 and 2011, respectively.  Three relationships make up $7.0 million of the net charge-off total for the quarter ended March 31, 2012.  General market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank’s allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 2.30%, 2.33% and 2.49% at March 31, 2012, December 31, 2011, and March 31, 2011, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at this time, based on recent internal and external reviews of the Company’s loan portfolio and current economic conditions. If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank and Sun Security Bank non-performing assets, including foreclosed assets, are not included in the totals and in the discussion of non-performing loans, potential problem loans and foreclosed assets below due to the respective loss sharing agreements with the FDIC, which substantially cover principal losses that may be incurred in these portfolios.  In addition, FDIC-supported TeamBank, Vantus Bank and Sun Security Bank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, and October 7, 2011, respectively.  The overall performance of the TeamBank and Vantus Bank FDIC-covered loan pools has been better than original expectations as of the acquisition dates.  Because of the recent acquisition date for the Sun Security Bank FDIC-covered loan pools, original performance expectations have not materially changed.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at March 31, 2012, were $69.9 million, a decrease of $4.5 million from $74.4 million at December 31, 2011. Non-performing assets as a percentage of total assets were 1.81% at March 31, 2012, compared to 1.96% at December 31, 2011.

Compared to December 31, 2011, non-performing loans decreased $3.1 million to $24.4 million and foreclosed assets decreased $1.4 million to $45.5 million.  Construction and land development loans comprised $7.5 million, or 30.9%, of the total $24.4 million of non-performing loans at March 31, 2012.  Non-performing subdivision construction loans decreased $1.8 million in the three months ended March 31, 2012, and were $4.8 million, or 19.8%, of the total non-performing loans at March 31, 2012.

Compared to December 31, 2011, potential problem loans increased $6.7 million, or 12.4%.  This increase was due to $17.9 million of loans being added to the category, partially offset by $7.5 million of loans transferred to non-performing loans and $2.9 million in charge-offs.

Activity in the non-performing loans category during the quarter ended March 31, 2012, was as follows:

	Beginning Balance, January 1	Additions	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$186	$--	$--	$--	$--	$--	$(5)	$181
Subdivision construction	6,661	2,831	--	--	(100)	(2,436)	(2,137)	4,819
Land development	2,655	--	--	--	(88)	(37)	(7)	2,523
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	7,238	1,970	--	(847)	(462)	(449)	(1,567)	5,883
Other residential	--	--	--	--	--	--	--	--
Commercial real estate	6,204	4,185	--	--	(1,129)	(2,440)	(576)	6,244
Other commercial	3,472	10	--	--	(18)	(234)	(386)	2,844
Consumer	1,081	1,255	--	(92)	--	(58)	(323)	1,863

Total	$27,497	$10,251	$--	$(939)	$(1,797)	$(5,654)	$(5,001)	$24,357

At March 31, 2012, the subdivision construction category of non-performing loans included 20 loans.  The largest relationship in this category, which was added during the quarter, totaled $2.1 million, or 43.6% of the total category, and was collateralized by properties located in Springfield and Ozark, Missouri.  The one- to four-family residential category included 92 loans, 24 of which were added during the quarter.  The commercial real estate category included 13 loans, four of which were added during the quarter.  The two largest relationships in this category, which were added during the quarter, totaled $3.8 million, or 60.8% of the total category, and both were collateralized by hotel properties located in the Kansas City, Missouri area.

Activity in the potential problem loans category during the quarter ended March 31, 2012, was as follows:

	Beginning Balance, January 1	Additions	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$144	$--	$--	$(142)	$--	$--	$(2)	$--
Subdivision construction	6,024	7,102	--	(2,408)	--	(1,343)	(144)	9,231
Land development	3,691	1,846	--	--	--	--	--	5,537
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	7,665	2,500	--	(1,094)	--	--	(604)	8,467
Other residential	7,640	4,757	--	--	--	--	(14)	12,383
Commercial real estate	25,799	25	--	(3,854)	--	(1,507)	(38)	20,425
Other commercial	3,318	1,510	--	--	--	--	(10)	4,818
Consumer	45	165	--	(1)	--	--	(2)	207

Total	$54,326	$17,905	$--	$(7,499)	$--	$(2,850)	$(814)	$61,068

At March 31, 2012, the commercial real estate category of potential problem loans included 20 loans.  The largest two relationships in this category, which were added during the quarter ended September 30, 2011, had balances of $7.4 million and $5.4 million, respectively, or 62.9% of the total category.  Both relationships were collateralized by properties located in southwest Missouri.  The one- to four-family residential category included 66 loans, seven of which were added during the quarter.  The largest relationship in this category, which was added during the quarter ended December 31, 2011, included six loans, totaling $1.9 million, or 22.7% of the total category, and was collateralized by over 35 separate properties located in southwest Missouri.  Another relationship in this category, which was added during the quarter, totaled $1.7 million, or 19.5% of the total category, and was collateralized by property located in northwest, Arkansas.  Another relationship in this category, which was added during the quarter ended December 31, 2011, and included 14 loans, totaled $1.0 million, or 12.4% of the total category, and was collateralized by over 30 separate properties located in southwest Missouri.   The subdivision construction category included 14 loans, four of which were added during the quarter.  The largest relationship in this category, which was added during the quarter and included two loans, totaled $6.6 million, or 71.8% of the category, and was collateralized by properties located in southwest Missouri.  The other residential category included six loans, two of which were added during the quarter.  The largest relationship in this category, which was added during the quarter, totaled $4.2 million, or 34.0% of the total category, and was collateralized by apartments located (which were previously constructed as condominiums) in northwest Arkansas.  The next two largest relationships in this category, which were added during the quarter ended December 31, 2011, had balances of $3.9 million and $3.6 million, respectively, or 60.8% of the total category.  The relationships were collateralized by apartment buildings located in southwest Missouri and central Missouri, respectively.

Activity in foreclosed assets, excluding $23.8 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended March 31, 2012, was as follows:

	Beginning Balance, January 1	Additions	Proceeds from Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$1,630	$--	$(377)	$89	$(36)	$1,306
Subdivision construction	15,573	100	(432)	--	(101)	15,140
Land development	13,634	88	--	--	--	13,722
Commercial construction	2,747	--	--	--	--	2,747
One- to four-family residential	1,849	556	(797)	12	(102)	1,518
Other residential	7,853	--	--	--	--	7,853
Commercial real estate	2,290	1,141	(1,270)	--	--	2,161
Commercial business	85	31	--	--	--	116
Consumer	1,211	237	(549)	--	--	899

Total	$46,872	$2,153	$(3,425)	$101	$(239)	$45,462

At March 31, 2012, the subdivision construction category of foreclosed assets included 53 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $3.7 million, or 24.7% of the total category.  Of the total dollar amount in the subdivision construction category, 18.4% is located in Branson, Mo.  The land development category of foreclosed assets included 25 properties, the largest of which had a balance of $2.8 million, or 20.7% of the total category.  Of the total dollar amount in the land development category, 35.6% was located in northwest Arkansas, including the largest property previously mentioned.

BUSINESS INITIATIVES

As part of its long-term strategic plan, the Company anticipates opening two to three banking centers per year as conditions warrant. In February 2012, the Company opened a new banking center in O’Fallon, Mo., a suburb of St. Louis. Great Southern Travel moved its St. Peters office into the O’Fallon office as well. The O’Fallon facility was a former bank office of another bank and provided expedient entry into this market.  The Company now operates seven banking centers in the St. Louis metro area.

Construction is nearing completion on a new banking center on West Kearney in north Springfield that will replace a leased location approximately one block east of the site. The current banking center’s customer transaction volume is one of the highest in the Company’s franchise. The banking center is expected to open April 29, 2012.

Construction is also nearly complete on a new banking center on West 135th Street in Olathe, Kan., in an established retail business district. This new banking center will replace the Company’s current banking center at 11120 South Lone Elm Road, which is located in a lesser developed area of Olathe. Great Southern Travel will move its current Olathe office to the new facility. The new facility is expected to open on May 14, 2012.

In January 2012, the Company launched a new smartphone application for iPhone and Android users providing customers another channel for accessing their accounts. Text banking and tablet computer applications are under development for customers’ convenience and are expected to be available in the third quarter of 2012.

Great Southern Bancorp, Inc. will hold its 23rd Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 16, 2012, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo.  Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 1, 2012, can vote at the annual meeting, either in person or by proxy. Material to be presented at the Annual Meeting will be available on the company’s website, www.GreatSouthernBank.com, prior to the start of the meeting.

The common stock of Great Southern Bancorp, Inc., is listed on the Nasdaq Global Select Market under the symbol “GSBC”. The last reported sale price of GSBC common stock in the quarter ended March 31, 2012, was $24.00.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. The Company operates 103 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, including but not limited to the recently completed FDIC-assisted transaction involving Sun Security Bank, might not be realized within the anticipated time frames or at all, the possibility that the amount of the gain the Company ultimately recognizes from the Sun Security Bank transaction will be materially different from the preliminary gain recorded, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the new overdraft protection regulations and customers’ responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the quarters ended March 31, 2012, and 2011, are not necessarily indicative of the results of operations which may be expected for the full year or any future period.

	March 31,	December 31,
	2012	2011
Selected Financial Condition Data:	(In thousands)

Total assets	$3,858,405	$3,790,012
Loans receivable, gross	2,160,586	2,165,393
Allowance for loan losses	41,532	41,232
Foreclosed assets, net	69,244	67,621
Available-for-sale securities, at fair value	874,273	875,411
Deposits	3,078,066	2,963,539
Total borrowings	431,224	485,853
Total stockholders’ equity	331,623	324,587
Common stockholders’ equity	273,680	266,644
Non-performing assets (excluding FDIC-covered assets)	69,821	74,369

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$44,677	$49,040	$50,518
Interest expense	7,904	9,679	8,290
Net interest income	36,773	39,361	42,228
Provision for loan losses	10,077	8,200	10,205
Non-interest income	8,465	(1,772)	17,398
Non-interest expense	26,809	21,609	37,900
Provision for income taxes	855	1,887	(512)
Net income	$7,497	$5,893	$12,033
Net income available to common shareholders	$7,353	$5,048	$11,660

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$.54	$.36	$0.85
Book value	$20.27	$18.48	$19.78

Earnings Performance Ratios:
Annualized return on average assets	0.78%	0.68%	1.32%
Annualized return on average stockholders’ equity	10.96%	9.37%	18.13%
Net interest margin	4.29%	5.05%	5.10%
Average interest rate spread	4.16%	4.95%	5.00%
Efficiency ratio	59.26%	57.49%	63.56%
Non-interest expense to average total assets	2.79%	2.48%	4.15%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.30%	2.49%	2.33%
Non-performing assets to period-end assets	1.81%	2.47%	1.96%
Non-performing loans to period-end loans	1.12%	1.90%	1.26%
Annualized net charge-offs to average loans	2.00%	1.92%	1.97%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	March 31, 2012	December 31, 2011
Assets

Cash	$85,229	$87,911
Interest-bearing deposits in other financial institutions	374,844	248,569
Federal funds sold	337	43,769
Cash and cash equivalents	460,410	380,249

Available-for-sale securities	874,273	875,411
Held-to-maturity securities	1,865	1,865
Mortgage loans held for sale	19,121	28,920
Loans receivable (1), net of allowance for loan losses of $41,532 – March 2012; $41,232 – December 31, 2011	2,119,054	2,124,161
FDIC indemnification asset	84,087	108,004
Interest receivable	12,828	13,848
Prepaid expenses and other assets	106,007	85,175
Foreclosed assets held for sale (2), net	69,244	67,621
Premises and equipment, net	92,918	84,192
Goodwill and other intangible assets	6,633	6,929
Federal Home Loan Bank stock	11,965	12,088
Current and deferred income taxes	—	1,549
Total Assets	$3,858,405	$3,790,012

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$3,078,066	$2,963,539
Federal Home Loan Bank advances	147,102	184,437
Securities sold under reverse repurchase agreements with customers	199,594	216,737
Structured repurchase agreements	53,077	53,090
Short-term borrowings	522	660
Subordinated debentures issued to capital trust	30,929	30,929
Accrued interest payable	2,014	2,277
Advances from borrowers for taxes and insurance	2,460	1,572
Accounts payable and accrued expenses	12,721	12,184
Current and deferred income taxes	297	—
Total Liabilities	3,526,782	3,465,425

Stockholders’ Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding 2012 and 2011 – 57,943 shares	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2012 – 13,498,873 shares, December 2011 – 13,479,856 shares	134	134
Additional paid-in capital	17,391	17,183
Retained earnings	242,080	236,914
Accumulated other comprehensive gain	14,075	12,413
Total Stockholders’ Equity	331,623	324,587

Total Liabilities and Stockholders’ Equity	$3,858,405	$3,790,012

(1)	At March 31, 2012 and December 31, 2011, includes loans, net of discounts, totaling $353.1 million and $396.5 million, respectively, which are subject to FDIC support through loss sharing agreements.
(2)
At March 31, 2012 and December 31, 2011, includes foreclosed assets, net of discounts, totaling $23.8 million and $20.7 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Interest Income
Loans	$37,897	$42,084	$43,588
Investment securities and other	6,780	6,956	6,930
	44,677	49,040	50,518
Interest Expense
Deposits	5,784	7,486	6,103
Federal Home Loan Bank advances	1,274	1,297	1,322
Short-term borrowings and repurchase agreements	687	756	716
Subordinated debentures issued to capital trust	159	140	149
	7,904	9,679	8,290

Net Interest Income	36,773	39,361	42,228
Provision for Loan Losses	10,077	8,200	10,205
Net Interest Income After Provision for Loan Losses	26,696	31,161	32,023

Noninterest Income
Commissions	2,626	2,437	1,989
Service charges and ATM fees	4,492	4,063	4,793
Net gains on loan sales	1,150	907	1,172
Net realized gains (losses) on sales and impairments of available-for-sale securities	28	—	(215)
Late charges and fees on loans	173	122	180
Net change in interest rate swap fair value	96	—	(10)
Initial gain recognized on business acquisition	—	—	16,486
Accretion of income related to business acquisition	(1,748)	(9,754)	(7,836)
Other income	1,648	453	839
	8,465	(1,772)	17,398

Noninterest Expense
Salaries and employee benefits	13,879	11,573	13,794
Net occupancy expense	4,959	3,690	4,856
Postage	827	755	885
Insurance	1,123	1,446	405
Advertising	369	275	441
Office supplies and printing	397	278	417
Telephone	767	625	693
Legal, audit and other professional fees	869	762	1,369
Expense on foreclosed assets	439	429	9,942
Other operating expenses	3,180	1,776	5,098
	26,809	21,609	37,900

Income Before Income Taxes	8,352	7,780	11,521
Provision (Credit) for Income Taxes	855	1,887	(512)
Net Income	7,497	5,893	12,033
Preferred stock dividends and discount accretion	144	845	373

Net Income Available to Common Shareholders	$7,353	$5,048	$11,660

Earnings Per Common Share
Basic	$0.54	$0.38	$0.87
Diluted	$0.54	$0.36	$0.85

Dividends Declared Per Common Share	$0.18	$0.18	$0.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $782,000 and $575,000 for the quarters ended March 31, 2012, and 2011, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	March 31, 2012(1)	Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.23%	$361,024	$6,260	6.97%	$313,738	$5,888	7.61%
Other residential	5.44	280,733	4,449	6.37	236,898	3,549	6.08
Commercial real estate	5.54	783,164	13,450	6.91	644,737	12,901	8.12
Construction	5.29	258,213	4,810	7.49	273,228	9,824	11.32
Commercial business	5.53	220,708	3,537	6.45	175,412	4,895	14.58
Other loans	7.05	220,392	4,425	8.07	209,475	3,996	7.74
Industrial revenue bonds	5.94	66,370	966	5.86	72,364	1,031	5.78

Total loans receivable	5.81	2,190,604	37,897	6.96	1,925,852	42,084	8.86

Investment securities	3.33	900,765	6,648	2.97	831,129	6,790	3.31
Other interest-earning assets	0.22	356,886	132	0.15	401,359	166	0.17

Total interest-earning assets	4.57	3,448,255	44,677	5.21	3,158,340	49,040	6.30
Non-interest-earning assets:
Cash and cash equivalents		77,487			73,348
Other non-earning assets		324,691			256,783
Total assets		$3,850,433			$3,488,471

Interest-bearing liabilities:
Interest-bearing demand and savings	0.55	$1,241,670	2,069	0.67	$1,090,280	2,107	0.78
Time deposits	1.15	1,302,867	3,715	1.15	1,316,443	5,379	1.66
Total deposits	0.84	2,544,537	5,784	0.91	2,406,723	7,486	1.26
Short-term borrowings and repurchase agreements	1.08	268,603	687	1.03	322,104	756	0.95
Subordinated debentures issued to capital trust	2.12	30,929	159	2.07	30,929	140	1.84
FHLB advances	3.48	178,844	1,274	2.86	153,011	1,297	3.44

Total interest-bearing liabilities	0.99	3,022,913	7,904	1.05	2,912,767	9,679	1.35
Non-interest-bearing liabilities:
Demand deposits		490,364			251,866
Other liabilities		5,551			15,862
Total liabilities		3,518,828			3,180,495
Stockholders’ equity		331,605			307,976
Total liabilities and stockholders’ equity		$3,850,433			$3,488,471

Net interest income:
Interest rate spread	3.58%		$36,773	4.16%		$39,361	4.95%
Net interest margin*				4.29%			5.05%
Average interest-earning assets to average interest-bearing liabilities		114.1%			108.4%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at March 31, 2012 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2012 results of operations.